Exhibit 7.17

CONSENT AND RELEASE

dated as of September 1, 2014

Reference is made to (i) that certain share purchase agreement dated as of January 27, 2014 (the “PV Share Purchase Agreement”) by and between Shanda SDG Investment Limited (the “Seller”) and Primavera Capital (Cayman) Fund I L.P. (“PV”) and (ii) that certain share purchase agreement dated as of April 18, 2014 (the “PW Share Purchase Agreement”) by and between the Seller and Perfect World Co., Ltd. (“PW”).

Whereas, pursuant to the PV Share Purchase Agreement, Mage Capital Limited, a British Virgin Islands corporation and an indirect wholly-owned subsidiary of PV, purchased 28,959,276 Class A ordinary shares of Shanda Games Limited (the “PV Sale Shares”) from the Seller.

Whereas, pursuant to the PW Share Purchase Agreement, PW purchased 30,326,005 Class A ordinary shares of Shanda Games Limited (the “PW Sale Shares”) from the Seller.

Whereas, PV, PW and Shanghai Buyout Fund L.P. , a limited partnership formed under the laws of the People’s Republic of China entered into a share purchase agreement (the “Haitong SPA”) dated as of September 1, 2014, pursuant to which PV intends to sell the PV Sale Shares, and PW intends to sell the PW Sale Shares, to Shanghai Buyout Fund L.P.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Effective upon consummation of the transactions contemplated by the Haitong SPA, (i) all remaining obligations, whether actual or contingent, of PV and its affiliates under the PV Share Purchase Agreement, and PW and its affiliates under the PW Share Purchase Agreement, as applicable, shall automatically terminate; and (ii) all remaining obligations, whether actual or contingent, of the Seller and its affiliates under the PV Share Purchase Agreement and the PW Share Purchase Agreement shall automatically terminate.

2.
In consideration of the covenants, agreements and undertakings of the parties under this Consent and Release, effective upon the consummation of the transactions contemplated by the Haitong SPA, the Seller, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, "Seller Releasors") hereby releases, waives and forever discharges PV, PW and each of their respective present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, " PV/PW Releasees") of and from any and all actions, causes of action, suits, losses, liabilities, rights, obligations, costs, expenses, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured (collectively, "Claims"), which any of such Seller Releasors ever had, now have, or may have against any of such PV/PW Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the PV Share Purchase Agreement or the PW Share Purchase Agreement.

3.
In consideration of the covenants, agreements and undertakings of the parties under this Consent and Release, effective upon the consummation of the transactions contemplated by the Haitong SPA, PV, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, "PV Releasors") hereby releases, waives and forever discharges the Seller and each of its present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, "Seller Releasees") of and from any and all Claims which any of such PV Releasors ever had, now have, or may have against any of such Seller Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the PV Share Purchase Agreement.

4.
In consideration of the covenants, agreements and undertakings of the parties under this Consent and Release, effective upon the consummation of the transactions contemplated by the Haitong SPA, PW, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, "PW Releasors") hereby releases, waives and forever discharges the Seller Releasees of and from any and all Claims which any of such PW Releasors ever had, now have, or may have against any of such Seller Releasees by reason of any matter, cause, or thing whatsoever arising out of or relating to the PW Share Purchase Agreement.

5.
This Consent and Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.
This Consent and Release may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this consent and release to be executed as of the date first written above by their respective duly authorized officers.

SHANDA SDG INVESTMENT LIMITED

By:	/s/ Tianqiao Chen
Name:	Tianqiao Chen
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this consent and release to be executed as of the date first written above by their respective duly authorized officers.

PRIMAVERA CAPITAL (CAYMAN) FUND I L.P.

BY: PRIMAVERA CAPITAL (CAYMAN) GP1 L.P., ITS GENERAL PARTNER

BY: PRIMAVERA (CAYMAN) GP1 LTD, ITS GENERAL PARTNER

By:	/s/ Lawrence Wang
	Name:	Lawrence Wang
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this consent and release to be executed as of the date first written above by their respective duly authorized officers.

PERFECT WORLD CO., LTD.

By:	/s/ Hong Xiao
	Name:	Hong Xiao
	Title:	Chief Executive Officer